July 15, 1996




Board of Directors
International Automated Systems, Inc.
512 South 860 East
American Fork, Utah  84003

Dear Directors:

     I have reviewed the information stated in Item 4 of the Amended Report on Form 8-K which report was dated
June 10, 1996, and which amendment is dated July 15, 1996, and I do not disagree in any way with the disclosures in Item 4. You have my authorization to file this letter as an Exhibit to the Amended Report on 8-K which Report shall be filed with the U. S.
Securities and Exchange Commission.

     Please call me if you have any questions.


                              Very truly yours,

                              H. Sherwood & Company




                              By______________________
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